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Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

December 17, 2013

CombiMatrix Corporation
310 Goddard, Suite 150
Irvine, California 92618

Ladies and Gentlemen:

        We have acted as counsel to CombiMatrix Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of (i) a Registration Statement on Form S-1 (Registration No. 333-191211) (the "Initial Registration Statement") and (ii) a Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Act") (the "462(b) Registration Statement," and together with the Initial Registration Statement, the "Registration Statements"). This opinion is furnished to you in connection with the filing of the 462(b) Registration Statement with the Commission under the Act in which the Company is registering under the Registration Statements an aggregate of 5,825,243 shares (the "Warrant Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), underlying the warrants (the "Warrants") and such indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions (collectively, the "Securities"). The Securities are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement") entered into by and among the Company, on the one hand, and Ladenburg Thalmann & Co. Inc., on the other hand, on behalf of themselves and as representative of the several underwriters named therein.

        For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We also have assumed that the Securities will be issued and sold as described in the Underwriting Agreement, the Registration Statements and the related prospectus, as amended and supplemented through the date of issuance.

        Based on the foregoing, we are of the opinion that (i) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold pursuant to the terms of the Underwriting Agreement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and (ii) the Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant and the Company's Amended and Restated Certificate of Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the Delaware General Corporation Law and, as to the enforceability of the Warrants against the Company, the laws of the State of New York.

        Our opinions expressed above with respect to the enforceability of the Warrants are qualified to the extent that they may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application relating to or affecting creditors' rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws, and by general principles of equity, including (without limitation) principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether such enforceability is considered in a proceeding in equity or at law). We express no opinion as to the availability of any equitable or specific remedy upon any breach of the Warrants, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We also express no opinion herein as to any provision of the Warrants (a) relating to the effect of invalidity or unenforceability of any provision of the Warrants on the validity or enforceability of any other provision thereof, (b) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, or (c) which provides that the terms of the Warrants may not be waived or modified except in writing.

        To the extent that any opinion relates to the enforceability of the choice of New York law provision contained in the Warrants, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402, and (ii) principles of comity or constitutionality.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus constituting part of the Registration Statements. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,
/s/ DORSEY & WHITNEY LLP

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  Exhibit 5.1